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                                  EXHIBIT 21

         SUBSIDIARIES OF SMITH ENVIRONMENTAL TECHNOLOGIES CORPORATION

BCM Engineers Inc.  (a Pennsylvania corporation)
BCM Engineers Inc.  (an Alabama corporation)
BCM Engineers Inc.  (a West Virginia corporation)
BCM Engineers Inc.  (a Delaware corporation)

Canonie Technologies, Inc.  (a Delaware corporation)
Canonie Environmental Services Corp.  (a Delaware corporation)

Riedel Environmental Services, Inc.  (an Oregon corporation)

JBC Properties, Inc. (a Delaware Corporation)

Smith International Corp. (a Cayman Islands Corporation)